Exhibit 10.25

[Advance Biofactures Corporation Letterhead]

March 4, 2019

Dr. Ronald E. Law

Re:  Amendment to Offer Letter

Dear Ron:

This letter amends your employment offer letter from Advance Biofactures Corporation ("Advance Biofactures") dated November 15, 2018 (the "Offer Letter") in only two respects: the portion of your full working time that you are spending working for Advance Biofactures and your compensation. This letter confirms that commencing January 24, 2019, you are spending 100% of your full working time working for Advance Biofactures, and your twice monthly compensation has increased proportionately, effective January 24, 2019, to $15,000.00, which equates to an annual salary of $360,000.00. In all other respects the offer letter remains unchanged.

To indicate your agreement to this amendment to the Offer Letter please sign and date this letter in the space provide below and return it to me. A duplicate original is enclosed for your convenience.

Sincerely,

/s/ Thomas Wegman

I understand and agree to the foregoing amendment.

/s/ Ronald E. Law
Dr. Ronald E. Law

March 6, 2019
Date